EXHIBIT 99.1

MTBC Increases Authorized Preferred Shares

SOMERSET, N.J., July 01, 2016 (GLOBE NEWSWIRE) -- MTBC (Nasdaq:MTBC), a leading provider of cloud-based practice management and healthcare information technology solutions today announced that it increased the number of its authorized shares of preferred stock from one million shares to two million shares. The Company’s stockholders approved the increase during the Company’s Annual Shareholders’ Meeting, held on June 22, 2016.  To effectuate this increase, the Company filed an amendment to its amended and restated certificate of incorporation with the Secretary of State of the State of Delaware.

Last year, MTBC announced the closing of its public offering of 11% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) at a price of $25.00 per share. MTBC’s Series A Preferred Stock began trading November 4, 2015 on the NASDAQ Capital Market under the ticker symbol “MTBCP.”

“Increasing our authorized preferred stock provides MTBC with the flexibility to raise capital as needed for acquisitions or growth in the manner which is most beneficial for our shareholders,” commented Mahmud Haq, MTBC’s Chairman and Chief Executive Officer. “With an effective shelf registration statement, and additional authorized preferred shares, MTBC will have the ability to issue more Series A Preferred Stock, which is not convertible, to fund acquisitions and growth.”

About Medical Transcription Billing, Corp.
Medical Transcription Billing, Corp. is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers practicing in ambulatory care settings. Our integrated Software-as-a-Service (or SaaS) platform helps our customers increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. MTBC's common stock trades on the NASDAQ Capital Market under the ticker symbol "MTBC," and its Series A Preferred Stock trades on the NASDAQ Capital Market under the ticker symbol "MTBCP."

For additional information, please visit our website at www.mtbc.com.

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Investor Contact:
PCG Advisory Group
Christine J. Petraglia
Managing Director
Christine@pcgadvisory.com
(646) 731-9817

Media Contact:
PCG Advisory Group
Sean Leous
Chief Communications Officer
sleous@pcgadvisory.com
(646) 863-8998

Company Contact:
Bill Korn,
Chief Financial Officer
MTBC
bkorn@mtbc.com
(732) 873-5133